Exhibit 4.2

AMENDMENT TO RIGHTS AGREEMENT

This Amendment (this “Amendment”), dated as of May 21, 2007, to the Rights Agreement dated as of September 17, 2002 (the “Rights Agreement”), between Hologic, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York trust company (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

WHEREAS, the Board of Directors of the Company has approved a certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Nor’easter Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Subsidiary”), and Cytyc Corporation, a Delaware corporation (“Cytyc”) at a meeting of the board of directors of the Company held on May 19, 2007, pursuant to which Cytyc will be merged with and into Merger Subsidiary (the “Merger”), and the stockholders of Cytyc will become stockholders of the Company.

WHEREAS, pursuant to the terms of Section 27 of the Rights Agreement, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement and amend the Rights Agreement in any respect without the approval of any holders of the Rights.

WHEREAS, the Rights are redeemable pursuant to the terms of the Rights Agreement.

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the meanings given them in the Rights Agreement.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. AMENDMENT OF SECTION 1. Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definitions in the appropriate locations:

“Cytyc” means Cytyc Corporation, a Delaware corporation.

“Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of May 20, 2007, by and between the Company, Merger Subsidiary, and Cytyc, as it may be amended from time to time.

“Merger Subsidiary” means Nor’easter Corp., a Delaware corporation and wholly owned subsidiary of the Company.

2. AMENDMENT OF THE DEFINITION OF “ACQUIRING PERSON”. The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended and restated so that such subparagraph reads in its entirety as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, but shall not include an Exempt Person. Notwithstanding the foregoing, (1) no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall so become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of an acquisition of Common Shares by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of an additional 1% of the outstanding Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person”; (2) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently (including, without limitation, because (i) such Person was unaware that it Beneficially Owned a percentage of Common Shares that would otherwise cause such Person to be an “Acquiring Person” or (ii) such Person was aware of the extent of its Beneficial Ownership of Common Shares but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the forgoing provisions of this paragraph, then such Person shall not be deemed to have become an “Acquiring Person,” for any purposes of this Agreement; and (3) an underwriter or underwriters which become the Beneficial Owner of 15% or more of the Common Shares of the Corporation then outstanding in connection with an underwritten offering with a view to the distribution of such Common Shares shall not become an “Acquiring Person” hereunder. Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Cyclone, Merger Subsidiary, nor any of either such parties’ Affiliates or Associates shall be deemed to be an Acquiring Person solely by reason of: (i) the approval, execution or delivery of the Merger Agreement, including any amendment or supplement thereto; (ii) the announcement or consummation of the Merger; or (iii) the consummation of any of the transactions specifically contemplated by the Merger Agreement, each upon the terms and subject to the conditions of the Merger Agreement. For purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of outstanding Common Shares of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Agreement. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act, as in effect on the date of this Agreement.

3. AMENDMENT OF THE DEFINITION OF “DISTRIBUTION DATE”. The definition of “Distribution Date” in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as the result of (i) the approval, execution or delivery of the Merger Agreement, including any amendment or supplement thereto; (ii) the announcement or consummation of the Merger; or (iii) the consummation of any of the transactions specifically contemplated by the Merger Agreement, each upon the terms and subject to the conditions of the Merger Agreement.”

4. AMENDMENT OF THE DEFINITION OF “SHARES ACQUISITION DATE”. The definition of “Shares Acquisition Date” in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred solely as the result of (i) the approval, execution or delivery of the Merger Agreement, including any amendment or supplement thereto; (ii) the announcement or consummation of the Merger; or (iii) the consummation of any of the transactions specifically contemplated by the Merger Agreement, each upon the terms and subject to the conditions of the Merger Agreement.”

5. AMENDMENT OF SECTION 3. Section 3 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof as Section 3(d):

“Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of the execution of the Merger Agreement or by virtue of (i) the approval, execution or delivery of the Merger Agreement, including any amendment or supplement thereto; (ii) the announcement or consummation of the Merger; or (iii) the consummation of any of the transactions specifically contemplated by the Merger Agreement, each upon the terms and subject to the conditions of the Merger Agreement.”

6. EFFECTIVENESS. This Amendment shall become effective as of the date of the Merger Agreement.

7. REAFFIRMATION OF RIGHTS AGREEMENT. Except as specifically amended by this Amendment, the Rights Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

HOLOGIC, INC.

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	Executive Vice President and
Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President

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